SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, D.C. 20549

                          FORM 8-K


       Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


date of Report (Date of earliest event reported): January 9,
                            1998


          CONSOLIDATED HEALTH CARE ASSOCIATES, INC.
   (Exact name of registrant as specified in its charter)


     Nevada             0-15893              91-1256470
State or Other      Commission File No.    (I.R.S. Employer
Jurisdiction of                          Identification No.)
Incorporation or
Organization)

                  38 Pond Street, Suite 305
                Franklin, Massachusetts 02038
     (Address of principal executive offices) (Zip code)

                       (508) 520-2422
           Registrant's telephone number including
                          area code

                       Not Applicable
        Former name, former address and former fiscal
             year, if changed since last report


Item 2.   Acquisition or Disposition of Assets

     (I) On January 5, 1998, pursuant to an Asset Purchase Agreement, Consolidated Health Care Associates, Inc. consummated the sale of three of its Delaware clinics and its remaining Pennsylvania clinic to HealthSouth Corporation. The clinics included three located in Newark, DE, and one clinic in Philadelphia, PA. The Pennsylvania clinic was purchased by the Company in 1992 and the Delaware clinics were purchased by the Company in 1993.

     (II) The Asset Purchase Agreement also provided for the assignment of trade receivables, assignments of leases, the assignment of certain liabilities, and the sale of certain fixed assets used in the business of the clinics involved.

          The  consideration for the sale of the clinics and
          related  assets was $800,000 in cash.   The  Buyer
          also assumed approximately $5,000 of associated liabilities.

          In conjunction with this transaction, in January 1998 prior to the execution of the Asset Purchase Agreement, the Company agreed to satisfy two notes of the Company held by the former owner of the Delaware clinics issued in connection with the 1993 business acquisition in the approximate amount of $609,000 through an agreed upon settlement payment of approximately $130,000.

Pursuant  to the requirements of the Securities and Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized:

Date: January 9, 1998         By: /s/ Robert M. Whitty
                                   Robert M. Whitty
                                   President


Date: January 9, 1998         By: /s/Raymond L. LeBlanc
                                   Raymond L. LeBlanc
                                   Chief Financial Officer


                         Exhibit Index

10.01       Asset  Purchase Agreement between the Company  and
            HealthSouth Corporation, dated January 5, 1998.

10.02       Release  Agreement between the Company  and  Sally
            Hoover dated January 5, 1998.